Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED
LIST OF SIGNIFICANT SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation
Atmel U.K. Holdings Limited	United Kingdom
Microchip Communications, LLC	USA (Delaware)
Microchip Storage Solutions LLC	USA (Delaware)
Microchip Technology (Thailand) Co. Ltd.	Thailand
Microchip Technology Ireland Limited	Ireland
Microchip Technology LLC	USA (Delaware)
Microchip Technology Malta Limited	Malta
Microsemi Corporation	USA (Delaware)
Microsemi SoC Corp.	USA (California)
Microsemi Solutions Sdn. Bhd.	Malaysia
Microsemi Solutions UK Limited	United Kingdom
Silicon Storage Technology Inc.	USA (California)